Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-259205
(To Prospectus dated September 14, 2021,
Prospectus Supplement dated September 14, 2021
and Product Supplement EQUITY LIRN-1 dated
January 25, 2022)

193,000 Units $10 principal amount per unit CUSIP No. 78015B740	Pricing Date Settlement Date Maturity Date	January 27, 2022 February 3, 2022 January 26, 2024

Capped Notes Linked to a Basket of Two Commodity Trusts
■        Maturity of approximately two years
■        2-to-1 upside exposure to increases in the Basket, subject to a capped return of 11.70%
■        The Basket is comprised of the SPDR® Gold Shares and the iShares® Silver Trust. The SPDR® Gold Shares was given an initial weight of 75.00% and iShares® Silver Trust was given an initial weight of 25.00%
■        1-to-1 downside exposure to decreases in the Basket beyond a 10.00% decline, with up to 90.00% of your principal at risk
■        All payments occur at maturity and are subject to the credit risk of Royal Bank of Canada
■        No periodic interest payments
■        In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
■        Limited secondary market liquidity, with no exchange listing
■        The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, “Additional Risk Factors”  beginning on page TS-8 of this term sheet, and “Risk Factors” beginning on page PS-7 of product supplement EQUITY LIRN-1.
The initial estimated value of the notes as of the pricing date is $9.640255 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$1,930,000.00
Underwriting discount	$0.20	$38,600.00
Proceeds, before expenses, to RBC	$9.80	$1,891,400.00

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
January 27, 2022

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
Summary
The Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC.  The notes are not bail-inable notes (as defined in the prospectus supplement). The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the basket of two commodity trusts described below (the “Basket”), is greater than its Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.
The Basket is comprised of the SPDR® Gold Shares and the iShares® Silver Trust. The SPDR® Gold Shares was given an initial weight of 75.00% and iShares® Silver Trust was given an initial weight of 25.00%.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes

Issuer:	Royal Bank of Canada (“RBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	A basket of two commodity trusts comprised of the SPDR® Gold Shares (Bloomberg symbol: “GLD”) and the iShares® Silver Trust (Bloomberg symbol: “SLV”).
Starting Value:	100.00
Ending Value:
The average of the values of the Basket on each calculation day occurring during the Maturity Valuation Period (as defined below). The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-24 of product supplement EQUITY LIRN-1.

Threshold Value:	90.00 (90.00% of the Starting Value).
Participation Rate:	200.00%
Price Multiplier:	1, for each Basket Component, subject to adjustment for certain organizational events relating to the Basket Components described beginning on page PS-23 of product supplement Equity LIRN-1.
Capped Value:	$11.17 per unit, which represents a return of 11.70% over the principal amount.
Maturity Valuation Period:	January 17, 2024, January 18, 2024, January 19, 2024, January 22, 2024 and January 23, 2024
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” below.
Calculation Agent:	BofA Securities, Inc. (“BofAS”).
Redemption Amount
Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Capped Notes	TS-2

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
The terms and risks of the notes are contained in this term sheet and in the following:
◾	Product supplement EQUITY LIRN-1 dated January 25, 2022: https://www.sec.gov/Archives/edgar/data/1000275/000114036122002551/brhc10033059_424b5.htm
◾	Series I MTN prospectus supplement dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
◾	Prospectus dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.
Investor Considerations
You may wish to consider an investment in the notes if:
◾      You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.
◾      You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to an Ending Value that is below the Threshold Value.
◾      You accept that the return on the notes will be capped.
◾      You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
◾      You are willing to forgo the benefits of owning shares of the Basket Components or the assets held by the Basket Components.
◾      You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our  actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
◾      You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
◾      You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
◾      You seek 100% principal repayment or preservation of capital.
◾      You seek an uncapped return on your investment.
◾      You seek interest payments or other current income on your investment.
◾      You want to have the benefits of holding the Basket Components or the assets held by the Basket Components.
◾      You seek an investment for which there will be a liquid secondary market.
◾      You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Notes	TS-3

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
Hypothetical Payout Profile and Examples of Payments at Maturity
Capped Notes
This graph reflects the returns on the notes, based on the Participation Rate of 200%, the Threshold Value of 90% of the Starting Value and the Capped Value of $11.17. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Components.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 90, the Participation Rate of 200%, the Capped Value of $11.17 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Components, see “The Basket Components” section below. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
50.00	-50.00%	$6.00	-40.00%
80.00	-20.00%	$9.00	-10.00%
90.00(1)	-10.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
97.00	-3.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.40	4.00%
104.00	4.00%	$10.80	8.00%
105.85	5.85%	$11.17(3)	11.70%
110.00	10.00%	$11.17	11.70%
120.00	20.00%	$11.17	11.70%
130.00	30.00%	$11.17	11.70%
140.00	40.00%	$11.17	11.70%
150.00	50.00%	$11.17	11.70%
160.00	60.00%	$11.17	11.70%

(1)	This is the Threshold Value.
(2)	The Starting Value was set to 100.00 on the pricing date.
(3)	The Redemption Amount per unit cannot exceed the Capped Value.

Capped Notes	TS-4

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	90.00
Ending Value:	80.00
Redemption Amount per unit

Example 2
The Ending Value is 97.00, or 97.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	90.00
Ending Value:	97.00
Redemption Amount per unit = $10.00, the principal amount, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3
The Ending Value is 104.00, or 104.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	104.00
= $10.80 Redemption Amount per unit

Example 4
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	130.00
= $16.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.17 per unit.

Capped Notes	TS-5

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY LIRN-1, page S-2 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
◾	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

◾
Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Components or the assets held by the Basket Components.

Valuation- and Market-related Risks
◾
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

◾
The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Basket, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

◾
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and changes in market conditions.

◾
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
◾
Our business, hedging and trading activities, and those of BofAS, MLPF&S and our respective affiliates (including trades in shares of the Basket Components or the assets held by the Basket Components), and any hedging and trading activities we, BofAS, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

◾	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
◾
Changes in the price of one Basket Component may be offset by changes in the price of the other Basket Component. Due to the different Initial Component Weights, changes in the price of the GLD will have a more substantial impact on the value of the Basket than similar changes in the price of the SLV.

◾
The sponsor and trustee of a Basket Component may adjust that Basket Component in a way that could adversely affect the price of that Basket Component and consequently, the return on the notes, and these entities have no obligation to consider your interests.

◾	You will have no rights of a holder of the Basket Components or the assets held by the Basket Components, and you will not be entitled to receive shares of the Basket Components.
◾
While we, BofAS, MLPF&S or our respective affiliates may from time to time own the shares of the Basket Components, we, BofAS, MLPF&S and our respective affiliates have not verified any disclosure made by the issuers of the Basket Components or any other company.

Capped Notes	TS-6

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
◾	There are liquidity and management risks associated with the Basket Components.
◾
The performance of a Basket Component may not correlate with the performance of the commodity held by that Basket Component as well as the net asset value per share of that Basket Component, especially during periods of market volatility when the liquidity and the market price of shares of that Basket Component and/or the commodity held by that Basket Component may be adversely affected, sometimes materially.

◾	If the liquidity of the assets held by the Basket Components is limited, the value of the Basket and, therefore, the return on the notes would likely be impaired.
◾	Suspension or disruptions of market trading in the commodities held by the Basket Components may adversely affect the value of your notes.
◾	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
◾
The payments on the notes will not be adjusted for all events that could affect the Basket Components. See “Description of the LIRNs—Anti Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-27 of product supplement EQUITY LIRN-1.

Tax-related Risks
◾
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” on page PS-39 of product supplement EQUITY LIRN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Tax Consequences—Canadian Taxation” in the prospectus dated September 14, 2021.

Additional Risk Factors
The price of each Basket Component is linked closely to the price of the commodity that it holds, which may change unpredictably and affect the value of the notes in unforeseeable ways.
Each Basket Component attempts to mirror as closely as possible, before fees and expenses, the performance of the price of gold or silver, as applicable. As a result, the value of the Basket relates directly to the value of these metals.  Investments in securities linked to an exchange traded fund such as the GLD and the SLV, which are linked to the price of a single commodity, may be considered speculative. The markets for gold and silver are generally subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.
The methods for determining the prices of gold and silver held by each Basket Component, as described below, are not the same as U.S. futures markets. For example, there are no daily price limits that would otherwise restrict the extent of daily fluctuations in the prices of the commodities in these markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.
Gold and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of these metals are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events. Gold and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of these metals by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold and silver, levels of gold and silver production and production costs in the countries in which these metals are mined, and short-term changes in supply and demand because of investment, trading and hedging activities in the gold and silver markets, including trading activities of hedge funds and commodity funds. It is not possible to predict the aggregate effect of all or any combination of these factors.
Investing in the Basket is not the same as investing directly in gold or silver, as applicable.
The performance of a Basket Component may not fully replicate the price of gold or silver, as applicable, due to the fees and expenses charged by that Basket Component, restrictions on access to gold or silver or other circumstances. The Basket Components do not generate any income, and as a Basket Component regularly sells its asset to pay for its ongoing expenses, the amount of asset represented by that Basket Component may gradually decline over time. A Basket Component sells its asset to pay expenses on an ongoing basis irrespective of whether the trading price of its asset rises or falls in response to changes in the price of its asset. The sale of a Basket Component’s asset to pay expenses at a time of low asset prices could adversely affect the value of that Basket Component. Additionally, there is a risk that part or all of a Basket Component’s asset could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.
Changes in the methodology used to calculate the gold or silver spot price or changes in laws or regulations which affect the price of gold or silver may affect the value of the notes.
The London Bullion Market Association (the “LBMA”) sets the fixings of gold (the “gold spot price”) and silver (the "silver spot price") used to determine the value of gold and silver held by the Basket Components, and may adjust the determination of the gold spot price

Capped Notes	TS-7

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
or spot price in a way that adversely affects the value of the notes. In setting these prices, the LBMA has no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the gold or silver spot price. Any change of this kind could cause a decrease in the gold or silver spot price, which would adversely affect the value of the notes.
In addition, the price of gold or silver could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies, courts, or other official bodies. Any event of this kind could adversely affect the gold or silver spot price and, as a result, could adversely affect the value of the notes.
There are risks associated with the LBMA Gold Price and the LBMA Silver Price.
The gold and silver held by the Basket Components is valued based upon the "LBMA Gold Price" and the “LBMA Silver Price”. The LBMA Silver Price is a silver price benchmark mechanism administered by ICE Benchmark Administration (“IBA”), an independent specialist benchmark administrator appointed by London Bullion Market Association. These prices are determined using an electronic auction.  Electronic markets are not exempt from failures. In addition, electronic trading platforms may be subject to influence by high-frequency traders with results that are highly contested by the industry, regulators and market observers.  It is possible that electronic failures or other unanticipated events may occur that could result in delays in the announcement of, or the inability of the system to produce, an LBMA Gold Price or an LBMA Silver Price on any given day. Furthermore, if a perception were to develop that these prices are vulnerable to manipulation attempts, or if the proceedings surrounding the determination and publication of these prices were seen as unfair, biased or otherwise compromised by the markets, the behavior of investors and traders in gold or silver may change, and those changes may have an effect on the price of gold or silver (and, consequently, the value of the Basket Components). In any of these circumstances, the intervention of extraneous events disruptive of the normal interaction of supply and demand of gold or silver at any given time, may result in distorted prices and losses in value of a Basket Component that, but for such extraneous events, might not have occurred.  The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA Gold Price or the LBMA Silver Price, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA Gold Price or the LBMA Silver Price. All of these factors could adversely affect the price the Basket Components and, therefore, the return on the notes.
The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the gold or silver spot price.
The price movements in the gold or silver spot price may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts on gold or silver, which have more distant delivery dates than the gold or silver spot price. The prices for these futures contracts may not increase to the same extent as the gold or silver spot price, or may decrease to a greater extent, which may adversely affect the value of the notes.
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
Each Basket Component holds a single commodity and not diverse basket of commodities or components of a broad-based commodity index. Each Basket Component’s asset may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.

Capped Notes	TS-8

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
The Basket
The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of LIRNS—Basket Market Measures” beginning on page PS-31 of product supplement EQUITY LIRN-1.
On the pricing date, for each Basket Component, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:
Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
SPDR® Gold Shares	GLD	75.00%	$167.60	0.44749403	75.00
iShares® Silver Trust	SLV	25.00%	$21.02	1.18934348	25.00
				Starting Value	100.00

(1)	These were the Closing Market Prices of the Basket Components on the pricing date.
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Component on the pricing date rounded to eight decimal places.

The calculation agent will calculate the Ending Value of the Basket by summing the products of the Closing Market Price for each Basket Component (multiplied by its Price Multiplier) on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component. If a Market Disruption Event or non-Market Measure Business Day occurs as to any Basket Component on any scheduled calculation day, the closing price of that Basket Component will be determined as more fully described beginning on page PS-34 of product supplement EQUITY LIRN-1 in the section “Description of LIRNS—Basket Market Measures—Ending Value of the Basket."

Capped Notes	TS-9

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical daily historical performance of the Basket from January 1, 2012 through January 27, 2022.  The graph is based upon actual daily historical prices of the Basket Components, hypothetical Component Ratios based on the closing prices of the Basket Components determined as of December 31, 2011, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

140
130
120
110
100
90
80
70
60
50
40
30
20
10
0
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22

Capped Notes	TS-10

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
The Basket Components
All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, World Gold Trust Services, LLC, the sponsor of the GLD, and iShares Delaware Trust Sponsor LLC (“iShares Delaware”), the sponsor of the SLV. The consequences of any sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of LIRNS—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY LIRN-1.  None of us, the calculation agent, MLPF&S, or BofAS accepts any responsibility for the calculation, maintenance, or publication of any Basket Component or any successor underlying fund.
The SPDR® Gold Trust
This Underlying Fund issues SPDR® Gold Shares, or the “Shares,” which represent units of fractional undivided beneficial interest in and ownership of the Underlying Fund. World Gold Trust Services, LLC is the sponsor of this Underlying Fund, or the Sponsor. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of this Underlying Fund, or the Trustee, HSBC Bank plc is the custodian of this Underlying Fund, or the Custodian, and State Street Global Advisors Funds Distributors, LLC is the marketing agent of this Underlying Fund, or the Marketing Agent. This Underlying Fund intends to issue additional Shares on a continuous basis through its Trustee. The Underlying Fund is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.
The Shares trade on NYSE Arca, Inc., or NYSE Arca, under the symbol “GLD.” Filings relating to the Underlying Fund may be obtained through the SEC website, at sec.gov. Information on that website is not included or incorporated by reference in this document.
The Shares may be purchased from the Underlying Fund only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a Basket). The Underlying Fund issues Shares in Baskets to certain authorized participants, or the Authorized Participants, on an ongoing basis. Baskets are offered continuously at the net asset value, or the NAV, for 100,000 Shares on the day that an order to create a Basket is accepted by the Trustee.
The investment objective of this Underlying Fund is to reflect the performance of the price of gold bullion, less the Underlying Fund’s expenses. The Underlying Fund holds gold bars. The Underlying Fund issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The Shares of the Underlying Fund are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the Shares of the Underlying Fund is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.
The Shares of the Underlying Fund represent units of fractional undivided beneficial interest in and ownership of the Underlying Fund, the primary asset of which is allocated (or secured) gold. The Underlying Fund is not managed like a corporation or an active investment vehicle. The gold held by the Underlying Fund will be sold only: (1) on an as-needed basis to pay the Underlying Fund’s expenses, (2) in the event the Underlying Fund terminates and liquidates its assets or (3) as otherwise required by law or regulation.
Creation and Redemption
The Underlying Fund creates and redeems the Shares from time to time, but only in one or more baskets (a “basket” equals a block of 100,000 shares). The creation and redemption of baskets requires the delivery to the Underlying Fund or the distribution by the Underlying Fund of the amount of gold and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined net asset value of the number of Shares included in the baskets being created or redeemed. The initial amount of gold required for deposit with the Underlying Fund to create shares for the period from the formation of the Underlying Fund to the first day of trading of the Shares on the NYSE was 10,000 ounces per basket. The number of ounces of gold required to create a basket or to be delivered upon the redemption of a basket gradually decreases over time, due to the accrual of the Underlying Fund’s expenses and the sale of the Underlying Fund’s gold to pay the Underlying Fund’s expenses. Baskets may be created or redeemed only by authorized participants, who pay a transaction fee for each order to create or redeem baskets and may sell the Shares included in the baskets they create to other investors.
Valuation of Gold; Computation of Net Asset Value
The Trustee determines the NAV of the Underlying Fund on each day that NYSE Arca is open for regular trading at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the London Bullion Market Association, or LBMA, administered by the ICE Benchmark Administration, or the IBA, which starts at 3:00 PM London, England time, or the LBMA Gold Price PM, or (ii) 12:00 PM New York time. The LBMA Gold Price PM is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price PM replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the Underlying Fund is the aggregate value of the Underlying Fund’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the Underlying Fund’s NAV, the Trustee values the gold held by the Underlying Fund based on the LBMA Gold Price PM for an ounce of gold. The Trustee also determines the NAV per Share.
The Custodian is HSBC Bank plc and is responsible for the safekeeping of the Underlying Fund’s gold bars transferred to it in connection with the creation of Baskets by Authorized Participants. The Custodian also facilitates the transfer of gold in and out of the Underlying Fund through gold accounts it maintains for Authorized Participants and the Underlying Fund. The Custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

Capped Notes	TS-11

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
The following graph shows the daily historical performance of the GLD in the period from January 1, 2012 through January 27, 2022. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the GLD was $167.60. The graph below may have been adjusted to reflect certain actions such as stock splits and reverse stock splits.
Historical Performance of the SPDR® Gold Shares
This historical data on the GLD is not necessarily indicative of the future performance of the GLD or what the value of the notes may be. Any historical upward or downward trend in the price of the GLD during any period set forth above is not an indication that the price of the GLD is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices of the GLD.

Capped Notes	TS-12

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
The iShares® Silver Trust
The SLV trades under the ticker symbol “SLV” on NYSE Arca, Inc. The Bank of New York Mellon is the trustee of the SLV, and JPMorgan Chase Bank, N.A., London branch is the custodian of the SLV.
The SLV seeks to reflect generally the price of silver before the payment of its expenses and liabilities. The assets of the SLV consist primarily of silver held by the custodian on behalf of the SLV. The SLV issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The SLV issues shares in baskets of 50,000 or integral multiples of 50,000. Baskets may be redeemed by the SLV in exchange for the amount of silver corresponding to their redemption value. The shares of the SLV are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.
The shares of the SLV represent units of fractional undivided beneficial interest in and ownership of the SLV. The SLV is a passive investment vehicle and the trustee of the SLV does not actively manage the silver held by the SLV. The trustee of the SLV sells silver held by the SLV to pay the SLV’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the SLV’s only ordinary recurring expense is expected to be iShares Delaware’s fee. The trustee of the SLV will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of SLV expenses or liabilities not assumed by iShares Delaware.
On each business day, as soon as practicable after 4:00 p.m. (New York time), the trustee evaluates the silver held by the SLV and determines the net asset value of the SLV and the NAV. For purposes of making these calculations, a business day means any day other than a day when NYSE Arca is closed for regular trading. The trustee values the silver held by the SLV using that day's LBMASilver Price. The LBMA Silver Price is the price per ounce, in U.S. dollars, of unallocated deliver delivered in London determined by the IBA following an electronic auction consisting of one or more 30-second rounds starting at 12:00 p.m. (London time) on each day that the London silver market is open for business and published shortly thereafter. At the start of each round of auction, the IBA publishes a price for that round. Participants will then have 30 seconds to enter, change or cancel their orders. At the end of each round, order entry is frozen, and the system checks to see if the imbalance (i.e., the difference between buying and selling) is within the threshold (normally 500,000 ounces of silver). If the imbalance is outside the threshold at the end of a round, then the auction is not balanced, the price is adjusted and a new round starts. If the imbalance is within the threshold then the auction is finished, and the price is set as the LBMA Silver Price for that day.
Information provided to or filed with the SEC by the SLV pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, can be obtained through the SEC’s website at http://www.sec.gov. The information on that website about SLV is not included or incorporated by reference in this document. According to the SLV’s prospectus, the SLV is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act and is not subject to regulation thereunder. The SLV is not a commodity pool within the meaning of the Commodity Exchange Act, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Capped Notes	TS-13

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
The following graph shows the daily historical performance of the SLV in the period from January 1, 2012 through January 27, 2022. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of $21.02. The graph below may have been adjusted to reflect certain actions such as stock splits and reverse stock splits.
Historical Performance of the iShares® Silver Trust
This historical data on the SLV is not necessarily indicative of the future performance of the SLV or what the value of the notes may be. Any historical upward or downward trend in the price of the SLV during any period set forth above is not an indication that the price of the SLV is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices of the SLV.

Capped Notes	TS-14

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Capped Notes	TS-15

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate which we refer to as our internal funding rate, which is the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-8 and “Use of Proceeds and Hedging” on page PS-20 of product supplement EQUITY LIRN-1.

Capped Notes	TS-16

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
Summary of Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the prospectus dated September 14, 2021.
Summary of U.S. Federal Income Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
◾	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
◾
You agree with us (in the absence of a statutory, regulatory, administrative, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid cash-settled derivative contracts in respect of the Basket.

◾
Under this characterization and tax treatment of the notes, a U.S. holder (as defined on page 42 of the prospectus) generally will recognize capital gain or loss upon the sale or maturity of the notes. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

◾	No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.  You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-39 of product supplement EQUITY LIRN-1.
Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of RBC in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of RBC, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to RBC's Form 6-K filed with the SEC dated September 14, 2021.
In the opinion of Ashurst LLP, when the notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to RBC’s Form 6-K dated September 14, 2021.
Terms Incorporated in Master Global Security
The terms appearing under the captions “Summary—Terms of the Notes” and “Summary—Redemption Amount Determination” on page TS-2 above, the pricing date, settlement date and maturity date appearing on the cover page, and the applicable terms included in the documents listed under “Summary” on page TS-2 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.

Capped Notes	TS-17

Capped Notes Linked to a Basket of Two Commodity Trusts, due January 26, 2024
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Capped Notes	TS-18